Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Molly Smith	Frank R. Pierce
msmith@wardcc.com	investorrelations@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – March 30, 2011 – 7:00am (EST)

American Electric Technologies Reports 4th Quarter and 2010 Results

Company returns to profitability in Q4

HOUSTON, March 30, 2011 – American Electric Technologies, Inc. (NASDAQ: AETI, the “Company”), the premium global supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, today announced the following results for the fiscal fourth quarter and twelve months ended December 31, 2010.

Total sales for the three months ended December 31, were $10.5 million, essentially flat from the September 30, 2010 quarter.

The Company reported a net profit for the fourth quarter of $199,000 ($0.02 per basic and diluted share), an improvement from the third quarter’s net loss of $340,000 ($0.04 per basic and diluted share).

Compared with the same period in 2009, sales were down 12.4% and net income was up $52,000.

For the year ended December 31, 2010, sales were $39.0 million, a decline of 25% versus the year ended December 31, 2009, with a net loss of $1.7 million, or $0.22 per basic and diluted share. This compares with a profit in 2009 of $678,000, or $0.09 per basic and diluted share.

“We are pleased to return to profitability in the fourth quarter of the year, reflecting the progress we made in the second half of 2010,” stated Charles Dauber, AETI’s President and Chief Executive Officer. “Although the first half of 2010 was the roughest in memory, our traditional oil & gas and industrial markets are showing positive signs that we look forward to seeing continue in 2011.”

Operating results

In the quarter, the Company’s Technical Products & Services (TP&S) segment saw a slight revenue increase of $21,000 to $5.7 million. Gross profit for the TP&S segment in the quarter rose to $837,000, an improvement of $533,000 over the prior quarter. This improvement in gross profit was driven by the increased margins in our products business and continued focus on decreasing indirect expenses.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

The reported results reflect the transfer of R&D expenses related to the development of new products from the Technical Products business direct costs and gross profit calculations, to a new line on the income statement called R&D expense where they will be reflected. Research and development costs in the fourth quarter relating to the Company’s new solar inverter product, approximated $188,000 as compared to $273,000 in the previous quarter.

Also, the reported results reflect the transfer of expenses related to the management of its international joint ventures from the Technical Products business indirect expenses and will show them on the income statement as a cost against equity net income. Joint venture costs in the fourth quarter approximated $91,000 as compared to $96,000 in the previous quarter.

For the year, TP&S saw a $10.5 million or 34% revenue decrease versus 2009. However, revenue for the second half of 2010 increased $2.2 million or 24% to $11.4 million as compared with the first half of 2010.

For the twelve months ended December 31, 2010, TP&S reported a gross profit of $1.2 million compared with a gross profit of $6.1 million in the prior year.

Backlog for the Technical Products segment was $7.7 million at December 31, 2010 versus the $6.2 million coming into the fourth quarter.

The company also continued its R&D efforts related to its Integrated Solar Inversion Station (ISIS™) product for the fast growing utility-scale solar power generation market, and is seeing a growing pipeline for the company’s solar products and turnkey solutions. The company expects to begin seeing financial impact from its investment in solar power in mid-year 2011.

The E&I construction group showed slight revenue growth in the core industrial construction business to $3.0 million, compared with $2.8 million in the prior quarter. For the year, E&I construction saw revenues of $11.5 million, compared with revenues of $14.6 million in the prior year.

Gross profit in the quarter for the E&I construction segment was $149,000, down from $215,000 in the prior quarter.

For the year, E&I construction saw a huge improvement of $1.3 million in gross profit from a $483,000 loss in 2009 to $834,000 gross profit in 2010. This primarily resulted from the exit of the new school construction market at the end of 2009 as previously reported.

Backlog for the E&I segment was $6.2 million, slightly up from $6.0 million at the end of the third quarter.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

The American Access Technologies segment reported sales of $1.8 million in the fourth quarter of 2010, slightly down from sales of $2.0 million in the prior quarter. For the year, the segment saw a 5% increase in revenues to $6.9 million.

For the quarter, the segment saw gross profit margins rise to 28%, from 27% in the third quarter. This improvement stemmed from continued focus on manufacturing cost reductions. The segment realized a significant increase in gross profit for the year, showing gross profit for the group of $1.7 million, up from $1.0 million the prior year.

“Improved revenue coupled with the indirect cost reductions begun earlier in the year had a significant impact on gross margins in the second half of the year,” stated Dauber. “We anticipate that as our traditional business levels increase and we start to see impact from our renewable market and product development efforts, we will realize additional gross margin improvements.”

Equity income from joint ventures was up $0.2 million for the year, resulting from a loss accrual reversal of $0.6 million from our China venture being offset by a $0.3 million decrease in earnings from the Company's 49% owned Singapore venture and a loss of $0.1 million on the start up of the 49% owned Brazilian joint venture.

As previously reported, in the quarter the Company announced the dissolution of a Memorandum of Understanding (MOU) for a new Chinese joint venture with Wiscom Systems, Ltd of Nanjing, China.

The Company’s cash position as of December 31, 2010 was $1.4 million and borrowings on the line of credit were $4.0 million versus $1.5 million of cash and $3.0 million of borrowings at September 30, 2010.

Outlook for Fiscal 2011

We continue to see uncertainty in our traditional markets. However, we are now seeing positive signs in some of our business segments including North America land drilling, Gulf Coast industrial services, international power generation, and International marine/offshore drilling, particularly in Brazil.

We believe short term revenues and profitability should remain relatively flat as we continue to balance the tight management of our cost structure and our push for profitability with our goal to become a market leader for the emerging utility-scale solar inverter market. We believe that our continued investments in renewable energy product and market development will begin to bear fruit in mid-year 2011.

Detailed information on the financial results for the year and quarter ended December 31, 2010 is included in the company’s Annual Report on Form 10-K which will be filed with the Securities and Exchange Commission on or before March 31, 2011.

###

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Conference Call

AETI will conduct a conference call at 3:00 pm CST on Wednesday March 30, 2011, to discuss the results with analysts, investors and other interested parties. Individuals wishing to participate in the conference call should dial 1-866-288-9872, confirmation code 966575, in the United States or 1-913-312-2900, confirmation code 966575, from outside the United States.

###

American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures, which have facilities located in Xian, China, Singapore and Macae, Brazil. AETI's SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U. S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.